EXHIBIT 4.65

Maximum Amount Rights Pledge Contract – Supplemental Agreement

Pledgor (Party A): Dongguan Wing Shing Electrical Products Factory Company Limited

Domicile: Galaxy Ind. Area, Qingxi, Dongguan Province, PRC

Postal Code: 523656

Legal Representative (Person-in-charge): Sham Kwong Ho

Pledgee (Party B): China Construction Bank Corporation, Dongguan Municipal Branch

Domicile: No. 5, Sport Road, Nancheng District, Dongguan Provision, PRC

Postal Code: 523071

Person-in-charge: Li Hongmao

Out of business needs, Party A and Party B have to make changes to the Maximum Amount Rights Pledge Contract No. [2009] 8800-8400-008. The changes are as follows:

1.	The original Creditor’s Rights Determination Period is changed from “September 2, 2009 to September 2, 2010” to “September 2, 2009 to September 2, 2011”.

2.	Additional provision: “The time deposit recorded in the deposit certificate under the Maximum Amount Rights Pledge Contract shall be automatically renewed at maturity. After renewal, the effectiveness of the deposit certificate and the corresponding guarantee for the pledge contract remains unchanged.”

Other provisions remain unchanged.

This Supplementary Agreement is made in triplicate and is effective on the day of the signing and affixing of seal by both parties.

Party A (Official seal)

Legal representative (Person-in-charge) or authorized agent (Signature): /s/ Sham Shu Qin

September 2, 2010

Party B (Official seal):

Person-in-charge or authorized agent (Signature): /s/ Li Po Sang

September 2, 2010